Exhibit 11
ENTREMED, INC.

COMPUTATION OF EARNINGS PER SHARE

                                                         Three Months Ended            Nine Months Ended
                                                              September 30,              September 30,
                                                        1997           1996          1997            1996
                                                   ---------------------------------------------------------
Weighted average common and common
equivalent shares outstanding during the period      12,219,288     11,993,912    12,132,660      8,710,439

Effect of common stock issued and stock options
and warrants granted subsequent to April 12, 1995
computed in accordance with the treasury stock
method as required by the SEC (1)                         -            -              -             283,775
                                                   ---------------------------------------------------------

Total common and common equivalent shares            12,219,288     11,993,912    12,132,660      8,994,214
                                                   =========================================================

Net loss                                          $  (1,820,963)  $ (1,379,087) $ (4,424,963)   $(3,519,432)
                                                   =========================================================

Net loss per share                                $       (0.15)  $      (0.11)  $     (0.36)   $     (0.39)
                                                   =========================================================



(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common and Preferred Stock issued and stock options and warrants grants at prices below the initial public offering price of $15.00 per share during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented using the treasury stock method.





                                       13